EXHIBIT 10.4

POST-EMPLOYMENT COMPENSATION AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into this 13st day of June 2001, by and between Andrea Peck (the "Employee"), and Alterra Healthcare Corporation, a Delaware corporation (the "Company").

W I T N E S S E T H:

       WHEREAS, the Employee has been an employee of the Company;

       WHEREAS, the Company, on the one hand, and the Employee, on the other hand, desires to enter into this Agreement, pursuant to which certain terms of Employee's employment by the Company are confirmed, including Employee's right to certain payments upon termination on the terms and conditions hereinafter set forth;

       WHEREAS, this Agreement supercedes any former Agreement between Employee and Company;

         NOW THEREFORE, in consideration of the premises and of the promises and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION l.          Employment.

                  Nothing in this Agreement shall change the Employee's status as an Employee-at-will. This is a contract as to one post-employment benefit and the conditions required to be eligible therefor only and not a contract of employment for any time period or otherwise.

SECTION 2.          Position.

         2.1.         Title. The Employee shall serve as Senior Vice President of Employee Services and, as such, the Employee shall report directly to Steven Vick ("Supervisor") or such other officer of the Company as the Company may designate. The Company may change Employee's title and/or supervisor to meet the Company's perceived business needs.

         2.2.         Responsibilities. The Employee's responsibilities shall be to serve as the Senior Vice President of Employee Services, or such other title, with responsibility for managing the functions directed by the Supervisor or any other person to whom Employee is designated to report. The Employee agrees to devote his or her full business time during normal business hours to the business and affairs of the Company (except as otherwise provided herein) and to use his or her best efforts to promote the interests of the Company and to perform faithfully and efficiently the responsibilities assigned to him or her in accordance with the terms of this Agreement, to the extent necessary to discharge such responsibilities. This shall not preclude the Employee from (i) performing services on civic or charitable boards or committees not interfering with the performance of his or her responsibilities under this Agreement, and (ii) taking periods of vacation and sick leave to which the Employee is entitled.

SECTION 3.          Term.

                   3.1.         Term. Except for the provisions of Section 5 hereof (which shall extend beyond the term of this Agreement), the term of this Agreement shall commence on the date of the execution of this Agreement and shall continue until the earlier of (a) the modification of this Agreement in writing with notice to the Employee or (b) the end of the period of payments as specified in Section 3.2.

                   3.2.         Payments Upon Termination. If the Employee's employment is terminated due to a reduction in force, which shall include a termination due to job elimination, and the Company does not offer Employee another position of comparable employment considering the location of the position, the responsibilities of the position and the compensation of the position, the Company shall continue to pay Employee the Employee's Base Salary for the 52 week period following such termination (the Extended Period); provided, however, such payments of Base Salary hereunder during the Extended Period shall not be due and payable by the Company to the Employee unless and until the Employee signs a release of all claims against the Company, its affiliates, subsidiaries, employees, directors or agents within 22 days after being provided a copy of the Release, and such payments shall also not be due and payable by the Company to the Employee if (i) Employee violates the provisions of Section 5 hereof or (ii) during the Extended Period Employee engages in or renders any services to or is employed by any Competing Business (as defined below) in the Area (as defined below) in the capacity of officer, managerial or executive employee, director, consultant or shareholder (other than as the owner of less than one percent (1%) of the shares of a publicly-owned corporation whose shares are traded on a national securities exchange or in the NASDAQ National Market System).

SECTION 4.          Compensation.

                  4.1.         Base Salary. For the term of active employment hereunder (but not during any Extended Period, except as expressly provided in Section 3.2 hereof), the Employee shall be paid a salary (the "Base Salary") at the annual rate of Two Hundred Ten Thousand and no cents ($210,000.00), payable in equal installments in accordance with the payroll payment practices from time to time adopted by the Company, subject to required payroll withholding provisions. The Employee's Base Salary shall be reviewed periodically by the Board of Directors of the Company, a committee thereof or the CEO, President, the COO or the Chief Financial Officer of the Company, or their respective designee, but shall in no event be reduced to less than the Employee's initial Base Salary (excluding any subsequent increases) as provided above without the consent of Employee.

                   4.2.         Other Benefits. No other benefits provided to Employee by Company are governed by the terms of this Agreement except that (i) paid time-off shall not continue to accrue during any Extended Period; and (ii) no other benefit shall be made available at any time after Employee's termination (including the Extended Period) unless the controlling written description of any specific benefit provides for the receipt of the benefit to continue post-termination. For example, after termination of employment you may elect to continue medical, dental and vision coverage for you and/or any Dependents for 18, 29, or 36 months under Consolidated Omnibus Budget Reconciliation Act (COBRA) legislation.

SECTION 5.          Restrictive Covenants.

          (a)         The Employee acknowledges that the covenants herein are necessary to protect the goodwill and other value of the Company and in view of the special, unique and essential nature of the services the Employee is to perform hereunder, the irreparable injury that would befall the Company should the Employee breach such covenants.

          (b)         The Employee further acknowledges that the Employee's position with the Company places the Employee in a position of confidence and trust with the customers and employees of the Company and allow the Employee access to Confidential Information (as defined below).

          (c)         The Employee further acknowledges that the type and periods of restrictions imposed by the covenants in this Section 5 are fair and reasonable and that such restrictions will not prevent the Employee from earning a livelihood.

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         (d)         The Employee further acknowledges that (i) the Company is engaged in the business of developing, owning, acquiring and operating assisted living facilities and specialty care facilities for the treatment of individuals suffering from Alzheimer's disease; (ii) the Company conducts its business activity in and throughout the Area (as defined below); and (iii) Competing Businesses (as defined below) are engaged in businesses like and similar to the business of the Company.

         (e)         Having acknowledged the foregoing, the Employee covenants and agrees with the Company that the Employee will not, directly or indirectly:

                           (i)         while in the Company's employ and after the termination of the Employee's employment for any reason whatsoever (whether voluntarily or involuntarily), disclose, use or otherwise exploit, except as may be necessary in the performance of the Employee's duties hereunder, any Confidential Information disclosed to the Employee or of which the Employee became aware by reason of the Employee's employment with the Company;

                            (ii)         while in the Company's employ and through the period ending 52 weeks after the termination of the Employee's employment for any reason whatsoever (whether voluntarily or involuntarily), employ or attempt to employ or assist anyone else in employing in any Competing Business in the Area any managerial or executive employee of the Company (whether or not such employment is full time or is pursuant to a written contract with the Company); and

                            (iii)         while in the Company's employ and through the period ending 52 weeks after the termination of the Employee's employment (whether voluntarily or involuntarily), engage in or render any services to or be employed by any Competing Business in the Area in the capacity of officer, managerial or executive employee, director, management or strategic consultant or shareholder (other than as the owner of less than one (l%) percent of the shares of a publicly-owned corporation whose shares are traded on a national securities exchange or on the NASDAQ National Market System).

          (f)         The Employee agrees that upon the termination of the Employee's employment for any reason whatsoever (whether voluntarily or involuntarily), the Employee will not take or retain without written authorization, and the Employee will promptly deliver to the Company, originals and all copies of all papers, files or other documents containing any Confidential Information and all other property belonging to the Company and in the Employee's possession or under the Employee's control.

          (g)         For purposes of this Section 5, the term (i) "Area" means a twenty-five (25) mile radius of any congregate living community or assisted living or specialty care facility owned, managed or operated by the Company at the time the Employee's employment hereunder is terminated; (ii) "Competing Business" means the business of developing, owning, acquiring or operating assisted living facilities, specialty assisted care facilities for the treatment of individuals suffering from Alzheimer's disease or congregate living communities; and (iii) "Confidential Information" means any and all data, knowledge and information relating to the business of the Company (whether or not constituting a trade secret) that is, has been or will be obtained by or disclosed to the Employee or of which the Employee became or becomes aware as a consequence of or through the Employee's relationship with the Company and that has value to the Company and is not generally known by its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made without authorization by the Company), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Confidential Information includes, but is not limited to, information relating to the Company's financial affairs, processes, services, customers, executive officers or employees compensation, research, development, purchasing, accounting or marketing.

         (h)         The Employee acknowledges that irreparable loss and injury would result to the Company upon the breach of any of the covenants contained in this Section 5 and that damages arising out of such breach would be difficult to ascertain. The Employee hereby agrees that, in addition to any other remedies provided at law or in equity, the Company may petition and obtain from a court of law or equity both temporary and permanent injunctive relief to prevent a breach by the Employee of any covenant contained in this Section 5. The parties hereto agree that all references to the Company in this Section 5 shall include, unless the context otherwise requires, all subsidiaries and affiliates of the Company.

SECTION 6.          Miscellaneous.

                  6.1.         Non-Assignment. The obligations and duties of the Employee may not be assigned or delegated.

                  6.2.         Governing Law. This Agreement shall be deemed to be made in, and all respects shall be interpreted, construed, enforced and governed by and in accordance with, the laws of the State of Wisconsin, without giving effect to any principles of conflicts of laws.

                  6.3.         Invalid Provisions. If the covenants contained in Section 3 hereof are determined to be invalid by any court of law, Employer shall have no obligation to provide severance.

                  6.4.         Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  6.5.         Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States mail, first class, registered mail, return receipt requested, with proper postage prepaid, and

                  (a)         If to the Company, addressed to:

Alterra Healthcare Corporation
10000 Innovation Drive
Milwaukee, Wisconsin 53226
Attention: Chief Executive Officer
Facsimile: (414) 918-5080

with a copy to:
Rogers & Hardin LLP
2700 International Tower,
Peachtree Center
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attention: Alan C. Leet, Esq.
Facsimile: (404) 525-2224

or at such other place or places or to such other person or persons as shall be designated in writing by the parties hereto in the manner provided above for notices.

                  6.6.         Waiver of Breach. The waiver by the Company or by the Employee of a breach of any provision, agreement or covenant of this Agreement by the Employee or by the Company, respectively, shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision agreement or covenant.

                  6.7.         Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement and is the complete and exclusive statement thereof regarding the post-employment payments by Employer to Employee notwithstanding any representation or statements to the contrary heretofore made. This Agreement replaces in its respective entirety any and all prior agreements, arrangements, understandings or commitments between the Company and/or any of its predecessors and affiliates and the Employee relating to the Employee's employment or other services rendered to or for the benefit of the Company and/or any of its predecessors and affiliates regarding the post-employment payments. This Agreement may be modified only by written instrument signed by each of the parties hereto.

                  IN WITNESS WHEREOF, the Employee has duly executed, and the Company has caused this Agreement to be duly executed by its duly authorized officers, and the parties have caused this Agreement to be delivered, all as of the day and year first written above.

COMPANY:

ALTERRA HEALTHCARE CORPORATION

By:   /s/ Steven L. Vick
President and COO

EMPLOYEE:

/s/ Andrea Peck
Andrea Peck